Natural Resource Partners L.P.
601 Jefferson St., Suite 3600, Houston, TX 77002
NEWS RELEASE
Natural Resource Partners L.P.
Reports Record 2005 and
Strong Fourth Quarter Results
Record 2005 Results:
•	Net income increases 56% over 2004 to a record $91.8 million or $3.39 per unit

•	Coal royalty revenues increase 33% over 2004 to a record $142.1 million

•	Distributable cash flow increases 38% over 2004 to a record $112.3 million
Fourth Quarter Highlights:
•	Net income increases 87% over 4Q 2004 to $25.0 million or $0.91 per unit

•	Coal royalty revenues increase 38% over 4Q 2004 to $37.4 million

•	Distributable cash flow increases 29% over 4Q 2004 to $27.4 million

•	Distribution per unit increases 15% over 4Q 2004 to $0.7625
HOUSTON, February 14, 2006 – Natural Resource Partners L.P. (NYSE:NRP and NYSE:NSP) today reported record net income of $91.8 million for 2005, a 56% increase over the $59.0 million reported for 2004. Net income per unit rose 48% to $3.39 per unit. Distributable cash flow for 2005 rose 38% to a record $112.3 million from $81.5 million last year.
For the fourth quarter 2005, NRP reported that net income improved by 87% to $25.0 million from $13.3 million for the same period last year, while distributable cash flow rose 29% to $27.4 million from $21.2 million in 2004. Net income per unit rose 82% to $0.91 per unit from $0.50 per unit for the quarter.
“Increased production from our properties together with higher prices realized by our lessees combined to produce a record year for NRP and our unitholders,” said Chief Operating Officer Nick Carter. “We are particularly excited about the acquisitions we made during 2005, which have performed exceptionally well. They give us more diversity in our cash flow and provide a strong foundation for our future. As a result of the continued strong coal market, we were able to use $30 million of our cash to help fund these acquisitions while continuing to regularly increase our quarterly distributions to our unitholders.”

NRP Reports Record 2005 Results	Page 2 of 8
“We now own in excess of two billion tons of coal, giving us a current reserve life of approximately 37 years and we are constantly looking for opportunities to increase those reserves through accretive acquisitions.”
“As we look to the future, our goal is to continue to grow the partnership through acquisitions and by actively managing and developing our current assets. Consistent growth will permit us to continue to increase our distributions to our partners,” said Corbin J. Robertson, Jr., Chairman and Chief Executive Officer.
2005 Financial Results
NRP’s total revenues increased 31% to a record $159.1 million in 2005 from $121.4 million for 2004. Coal royalty revenues for 2005 rose 33% to $142.1 million compared to $106.5 million last year. This increase results from both a 20% increase in average per ton royalty revenue to $2.65 and an 11% increase in production to 53.6 million tons. Appalachian production increased 7%, the Illinois Basin production decreased 11% and Northern Powder River Basin production increased approximately 85%. For 2005, approximately 31% of NRP’s coal royalty revenues and 27% of its production were from metallurgical coal, which is normally priced higher than steam coal. Other revenue rose 41% to $6.5 million primarily due to significant increases in both wheelage income and oil and gas income.
Total expenses increased to $57.6 million, or 14% over 2004. Depreciation, depletion and amortization increased 12% as a result of higher production. General and administrative expenses increased 7% or $0.8 million over last year due to increased costs associated with managing a larger number of properties. Property, franchise and other taxes increased $1.3 million due to franchise taxes in additional states in which the partnership now operates. Coal royalty and override payments increased $1.3 million mainly due to increased override payments reflecting increased coal prices.
Fourth Quarter 2005 Financial Results
Fourth quarter revenues grew 35% to $42.4 million compared to $31.4 million for the same period last year. Production increases of 21% or 2.4 million tons predominantly in Northern Appalachia and the Northern Powder River Basin together with increases in average coal royalty revenues per ton of 14% to $2.66 from $2.33 helped raise coal royalty revenues by 38% to $37.4 million over the fourth quarter 2004.
Fourth quarter 2005 total expenses were basically flat at $14.8 million when compared with last year at $14.7 million. However, there were significant changes both in depreciation, depletion and amortization and general and administrative expenses. Depreciation, depletion and amortization grew by $1.0 million to $9.0 million due to higher depletion on properties recently acquired. General and administrative expenses decreased by $1.5 million for the fourth quarter compared to last year mainly due to decreases in the incentive compensation accrual. Property, franchise and other taxes increased by $0.4 million largely as a result of properties acquired.

NRP Reports Record 2005 Results	Page 3 of 8
Distributions
On January 19, 2005, NRP announced its tenth consecutive increase in its quarterly distribution, raising the distribution to $0.7625 per unit, or $3.05 per unit on an annualized basis. This represents a 15% increase in Natural Resource Partners’ distributions compared to the fourth quarter of 2004.
Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.
For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.
Forward Looking Statements
This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. Such statements include comments regarding growth of the partnership and increases in distributions. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Disclosure of Non-GAAP Financial Measures
Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.
06-04
- financials follow -

NRP Reports Record 2005 Results	Page 4 of 8
Natural Resource Partners L.P.
Operating Statistics
(In thousands except per ton data)
(Unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
Coal royalty revenues:
Appalachia
Northern	$4,539	$2,045	$11,306	$7,084
Central	22,986	19,263	93,008	76,583
Southern	6,634	3,623	25,089	14,874

Total Appalachia	$34,159	$24,931	$129,403	$98,541
Illinois Basin	932	1,240	4,288	3,852
Northern Powder River Basin	2,292	943	8,446	4,063

Total	$37,383	$27,114	$142,137	$106,456

Coal Royalty Production (tons):
Appalachia
Northern	2,400	1,252	5,977	4,179
Central	7,801	7,430	32,790	32,702
Southern	1,597	1,179	6,263	5,208

Total Appalachia	11,798	9,861	45,030	42,089
Illinois Basin	583	898	2,781	3,138
Northern Powder River Basin	1,651	881	5,795	3,130

Total	14,032	11,640	53,606	48,357

Average royalty revenue per ton:
Appalachia
Northern	$1.89	$1.63	$1.89	$1.70
Central	2.95	2.59	2.84	2.34
Southern	4.15	3.07	4.01	2.86

Total Appalachia	2.90	2.53	2.87	2.34
Illinois Basin	1.60	1.38	1.54	1.23
Northern Powder River Basin	1.39	1.07	1.46	1.30

Total	$2.66	$2.33	$2.65	$2.20

NRP Reports Record 2005 Results	Page 5 of 8
Natural Resource Partners L.P.
Consolidated Statements of Income
(In thousands, except per unit data)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Revenues:
Coal royalties	$37,383	$27,114	$142,137	$106,456
Property taxes	1,983	1,388	6,516	5,349
Minimums recognized as revenue	344	483	1,709	1,763
Override royalties	833	832	2,144	3,222
Other	1,831	1,535	6,547	4,642

Total revenues	42,374	31,352	159,053	121,432
Operating costs and expenses:
Depreciation, depletion and amortization	9,005	7,994	33,730	30,077
General and administrative	2,318	3,847	12,319	11,503
Property, franchise and other taxes	2,404	2,002	8,142	6,835
Coal royalty and override payments	1,023	809	3,392	2,045

Total operating costs and expenses	14,750	14,652	57,583	50,460

Income from operations	27,624	16,700	101,470	70,972
Other income (expense)
Interest expense	(3,128)	(2,400)	(11,044)	(11,192)
Interest income	459	159	1,413	349
Loss on early extinguishment of debt	—	(1,135)	—	(1,135)

Net income	$24,955	$13,324	$91,839	$58,994

Net income attributable to: (1)
General partner	$1,403	$458	$4,491	$1,705

Holders of incentive distribution rights	$486	$103	$1,429	$281

Limited partners	$23,066	$12,763	$85,919	$57,008

Basic and diluted net income per limited partner unit:
Common	$0.91	$0.50	$3.39	$2.29

Subordinated	$0.91	$0.50	$3.39	$2.29

Weighted average number of units outstanding:
Common	15,407	13,987	14,345	13,447

Subordinated	9,934	11,354	10,996	11,354

(1)	Net income is allocated among the limited partners, the general partner and holders of the incentive distribution rights (IDRs) based upon their pro rata share of distributions. The IDRs are allocated 65% to the general partner and the remaining 35% to affiliates of the general partner. The IDRs allocated to the general partner are included in the net income attributable to the general partner.

NRP Reports Record 2005 Results	Page 6 of 8
Natural Resource Partners L.P.
Statements of Cash Flows
(In thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
	(unaudited)	(unaudited)	(unaudited)
Cash flows from operating activities:
Net income	$24,955	$13,324	$91,839	$58,994
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	9,005	7,994	33,730	30,077
Non-cash interest charge	96	56	318	932
Loss on early extinguishment of debt	—	1,135	—	1,135
Change in operating assets and liabilities:
Accounts receivable	(3,847)	(611)	(6,869)	(4,093)
Other assets	(332)	(847)	(47)	236
Accounts payable	6	253	84	(47)
Accrued interest	(1,286)	(2,181)	1,268	(415)
Deferred revenue	1,020	2,703	(996)	793
Accrued incentive plan expenses	(943)	1,229	1,670	2,574
Property, franchise and other taxes payable	1,060	510	678	661

Net cash provided by operating activities	29,734	23,565	121,675	90,847

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(29,578)	—	(99,683)	(77,733)

Acquisition of plant and equipment	—	—	(6,019)	—

Net cash used in investing activities	(29,578)	—	(105,702)	(77,733)

Cash flows from financing activities:
Proceeds from loans	19,000	—	125,000	75,500
Deferred financing costs	(861)	(969)	(861)	(969)
Repayments of loans	—	—	(59,350)	(111,850)
Distributions to partners	(20,060)	(16,779)	(75,173)	(60,393)
Contributions by general partner	—	—	—	2,147
Proceeds from sale of 5,250,000 common units, net of transaction costs	—	—	—	200,355
Redemption of 2,616,752 common units, net	—	—	—	(100,121)
Redemption of fractional units upon conversion of subordinated units	(1)	—	(1)	—

Net cash (used in) provided by financing activities	(1,922)	(17,748)	(10,385)	4,669

Net (decrease) or increase in cash and cash equivalents	(1,766)	5,817	5,588	17,783
Cash and cash equivalents at beginning of period	49,457	36,286	42,103	24,320

Cash and cash equivalents at end of period	$47,691	$42,103	$47,691	$42,103

SUPPLEMENTAL INFORMATION:
Cash paid during the period for interest	$4,320	$4,452	$9,459	$10,603

NRP Reports Record 2005 Results	Page 7 of 8
Natural Resource Partners L.P.
Consolidated Balance Sheets
(In thousands, except for unit information)

	December 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,691	$42,103
Accounts receivable	21,946	15,058
Accounts receivable – affiliate	6	25
Other	833	786

Total current assets	70,476	57,972
Land	14,123	13,721
Plant and equipment, net	5,924	—
Coal and other mineral rights, net	590,459	523,844
Loan financing costs, net	2,431	1,837
Other assets, net	1,583	2,552

Total assets	$684,996	$599,926

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$677	$576
Accounts payable – affiliate	88	105
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses – current portion	1,105	1,559
Property, franchise and other taxes payable	4,138	3,460
Accrued interest	1,534	266

Total current liabilities	16,892	15,316
Deferred revenue	14,851	15,847
Accrued incentive plan expenses	5,395	3,271
Long-term debt	221,950	156,300
Partners’ capital:
Common units (outstanding: 16,825,305 in 2005, 13,986,906 in 2004 )	292,990	243,814
Subordinated units (outstanding: 8,515,228 in 2005, 11,353,658 in 2004)	123,114	157,324
General partner’s interest	10,024	8,802
Holders of incentive distribution rights	582	105
Accumulated other comprehensive loss	(802)	(853)

Total partners’ capital	425,908	409,192

Total liabilities and partners’ capital	$684,996	$599,926

NRP Reports Record 2005 Results	Page 8 of 8
Natural Resource Partners L.P.
Reconciliation of GAAP “Net cash provided by operating activities”
To Non-GAAP “Distributable cash flow”
(in thousands)

	Three months ended		Year ended
	December 31,		December 31,
	2005	2004	2005	2004
		(Unaudited)
Cash flow from operations	$29,734	$23,565	$121,675	$90,847
Less scheduled principal payments	—	—	(9,350)	(9,350)
Less reserves for future principal payments	(2,350)	(2,350)	(9,400)	(9,400)
Add reserves used for scheduled principal payments	—	—	9,400	9,400

Distributable cash flow	$27,384	$21,215	$112,325	$81,497

-end-